UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a -12

FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Far East Energy Corporation —Partners in Clean Energy

Far East Energy Corporation

363 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

October 26, 2007

Houston, Texas

To the Stockholders of Far East Energy Corporation:

You are cordially invited to attend the annual meeting of stockholders of Far East Energy Corporation, which will be held on Friday, December 7, 2007 at 10:00 a.m. (local time), at the offices of Baker & McKenzie LLP, 711 Louisiana, Suite 3400, Houston, Texas 77002, and at any adjournment or postponement thereof. On the following pages you will find the notice of annual meeting and the proxy statement with detailed information about the business to be considered at the meeting. The proxy statement and proxy card are first being distributed to stockholders on or about October 29, 2007.

All holders of the Company’s shares of common stock, par value $0.001 per share, at the close of business on October 18, 2007 will be entitled to vote at the annual meeting of stockholders. To assure that you are represented at the annual meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement. Your vote is very important. Please complete, date, sign and return the enclosed proxy card promptly.

Sincerely,

Michael R. McElwrath

President and Chief Executive Officer

Far East Energy Corporation

363 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, December 7, 2007

The Annual Meeting of Stockholders of Far East Energy Corporation (the “Company”) will be held at the offices of Baker & McKenzie LLP, 711 Louisiana, Suite 3400, Houston, Texas 77002, on Friday, December 7, 2007, at 10:00 a.m., local time, to consider the following matters:

1. The election of six directors for the ensuing year;

2. The approval of amendments to the Company’s 2005 Stock Incentive Plan; and

3. To transact such other business as may be properly brought before the meeting or any adjournment thereof. No other matters are expected to be voted on at the meeting.

The Board of Directors has fixed the close of business on October 18, 2007, as the record date for determining stockholders of record entitled to notice of, and to vote at, the meeting or any adjournment thereof.

By Order of the Board of Directors,

Houston, Texas	Andrew Lai
October 26, 2007	Secretary

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

Far East Energy Corporation

363 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Far East Energy Corporation (the “Company”) solicits stockholders’ proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on Friday, December 7, 2007, at 10:00 a.m., local time, at the offices of Baker & McKenzie LLP, 711 Louisiana, Suite 3400, Houston, Texas 77002, and at any adjournments thereof (the “Meeting”). This Proxy Statement, the accompanying proxy card and the Company’s 2006 Annual Report to Stockholders are being mailed, beginning on or about October 29, 2007, to all stockholders entitled to receive notice of, and to vote at, the Meeting.

The principal executive offices of the Company are located at 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060. Any writing required to be sent to the Company should be mailed to this address.

Stockholders Entitled to Vote

The Board of Directors has fixed October 18, 2007 as the record date for determining stockholders who are entitled to vote at the Meeting (the “Record Date”). At the close of business on the Record Date, the Company had issued and outstanding 136,343,002 shares of common stock, par value $0.001 (the “Common Stock”), held of record by approximately 136 stockholders. Each share of Common Stock is entitled to one vote on each matter properly coming before the Meeting.

Voting of Proxies

Because many of the Company’s stockholders are unable to attend the Meeting, the Board of Directors solicits proxies by mail to give each stockholder an opportunity to vote on all items of business scheduled to come before the Meeting. Each stockholder is urged to:

(1)	read carefully the material in this Proxy Statement;

(2)	specify his or her voting instructions on each item by marking the appropriate boxes on the accompanying proxy card; and

(3)	sign, date and return the proxy card in the enclosed, postage prepaid envelope.

The accompanying proxy card provides a space, with respect to the election of directors, for a stockholder to withhold voting for any or all nominees for the Board of Directors, but does not permit a stockholder to vote for any nominee not named on the proxy card. The card also allows a stockholder to abstain from voting on any other item if the stockholder chooses to do so.

When the accompanying proxy card is properly executed and returned with voting instructions with respect to any of the items to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder’s directions by the persons named on the proxy card as proxies of the stockholder. If a proxy card is signed and returned, but no specific voting instructions are given, the shares represented by the proxy card will be voted: (1) FOR the election of the six nominees for the Board of Directors named on the accompanying proxy card; (2) FOR the approval of amendments to the Company’s 2005 Stock Incentive Plan; and (3) with respect to any other business that may be properly brought before the Meeting, by the proxy holders as the Board of Directors recommends.

Unless otherwise indicated by the stockholder, returned proxy cards also confer upon the persons named on the card, as proxies for the stockholder, discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the Meeting, even if not described in this Proxy Statement. If any of the nominees for director named below should be unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors, however, does not expect that any other matters will be voted on at the Meeting or has any reason to believe that any of the nominees for director will be unavailable for election.

Revocation of Proxies

If a stockholder executes a proxy, he or she may revoke it at any time before it is voted by submitting a new proxy card bearing a later date to the Secretary of the Company or by communicating his or her revocation in writing to the Secretary of the Company. A stockholder may also revoke his or her proxy by attending the Meeting and voting his or her shares in person. New proxies or revocations should be submitted to the Secretary of the Company at 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas, 77060. A stockholder may not vote in person at the Meeting regarding matters for which the stockholder has executed a proxy and has not revoked it.

Quorum and Votes Required to Approve the Proposals

A “quorum” is necessary to hold the Meeting. The presence in person or by executed proxy of the holders of at least a majority of the aggregate voting power represented by the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for transacting business at the Meeting. If a quorum is not represented, in person or by proxy, at the Meeting, the stockholders representing a majority of the voting power of the Company’s capital stock entitled to vote at the Meeting who are present, in person or by proxy, or the chairman of the Meeting, including any adjourned meeting, whether or not a quorum is present, may adjourn the Meeting from time to time until a quorum shall be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted which might have been transacted as originally called.

Any shares that are withheld or abstain from voting will be counted for the purpose of obtaining a quorum. Abstentions and shares held in “street name” by brokers or nominees for a beneficial owner who do not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner (“broker non-votes”) are counted as present and entitled to vote for purposes of determining a quorum.

Directors will be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election. The proposal to approve the amendments to the Company’s 2005 Stock Incentive Plan will be approved by the stockholders if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition of the proposal.

The total number of votes cast “for” a proposal will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve such proposal. Abstentions from voting on a proposal, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Meeting to determine whether a quorum is present. Abstentions and broker non-votes will not be counted in determining the total number of votes cast and will have no effect on the outcome of the proposals.

Any stockholder of record entitled to vote at the Meeting may attend the Meeting and vote in person. However, a stockholder may not vote at the Meeting on those matters for which the stockholder has executed a proxy and has not revoked it. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee, that person is considered the beneficial owner of shares held in street name. Since a beneficial owner is not the stockholder of record, that person may not vote these shares in person at the Meeting unless he or she obtains a “legal proxy” from the broker, bank or other nominee that holds his or her shares, giving that person the right to vote the shares at the Meeting. Brokers, banks or nominees have enclosed or provided voting instructions for beneficial owner’s to use in directing the broker, bank or nominee how to vote his or her shares. If a stockholder does not intend to vote his or her shares by proxy, he or she may attend the Meeting and vote in person by following the procedures described below.

Attending the Meeting

A person is entitled to attend the Meeting only if that person was a stockholder as of the close of business on October 18, 2007 or that person holds a valid proxy for the Meeting. Any person attending the Meeting should be prepared to present photo identification for admittance. In addition, the names of stockholders of record will be verified against the list of stockholders of record on the Record Date prior to being admitted to the Meeting. Anyone who is not a stockholder of record but holds shares through a broker or nominee (i.e., in street name) should provide proof of beneficial ownership on the Record Date, such as his or her most recent account statement prior to October 18, 2007, a copy of the voting instruction card provided by his or her broker or nominee, or other similar evidence of ownership together with a letter from the broker or nominee appointing such stockholder as their proxy. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the Meeting.

Stockholder Proposals for 2008 Annual Meeting

The Company currently expects that the 2008 Annual Meeting of Stockholders will be held on September 30, 2008. The Company’s Amended and Restated Bylaws state that a stockholder must give the Secretary of the Company written notice, at the Company’s principal executive offices, of its intent to present a proposal at the Company’s 2008 Annual Meeting of Stockholders by July 2, 2008, but not before, June 2, 2008. However, in the event that the 2008 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 70 days from September 30, 2008, the proposal must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the latter of (1) the 90th day prior to such annual meeting, or (2) the 10th day following the day the notice of such annual meeting was first given. Additionally, in order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered by the Company for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders, they must be received by the Secretary of the Company at the Company’s executive offices no later than the close of business on July 2, 2008.

Cost of Proxy Solicitation

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally or by written communication, telephone, facsimile or other means. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse these parties for their reasonable and customary charges or expenses in connection with forwarding the materials. The Company has retained Innisfree M&A Incorporated to aid in the solicitation of proxies for a fee of approximately $8,500, plus reasonable costs and expenses.

CORPORATE GOVERNANCE

Role of the Board of Directors

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers and by reviewing analyses and reports sent to them, as well as by participating in Board and committee meetings.

Board Independence

The Board of Directors has determined that each of the current directors standing for election, except for Michael R. McElwrath, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the listing standards of American Stock Exchange LLC (“AMEX”).

Committees of the Board of Directors

To assist in carrying out its duties, the Board of Directors established three committees. The three committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and assists the Board of Directors and management of the Company in ensuring that the Company consistently acts with integrity and accuracy in financial reporting. The Audit Committee’s responsibilities include:

•	selecting and reviewing the Company’s independent registered public accounting firm and their services;

•	reviewing and discussing with appropriate members of the Company’s management, the audited financial statements, related accounting and auditing principles, practices and disclosures;

•	reviewing and discussing the Company’s quarterly financial statements prior to the filing of those quarterly financial statements;

•

establishing procedures for the receipt of, and response to, any complaints received regarding accounting, internal accounting controls, or auditing matters, including anonymous submissions by employees;

•	reviewing the accounting principles and auditing practices and procedures to be used for the Company’s financial statements and reviewing the results of those audits; and

•	monitoring the adequacy of the Company’s operating and internal controls as reported by management and the independent registered public accounting firm.

William A. Anderson is the chairman of the Audit Committee, and the other members of the Audit Committee are John C. Mihm and Thomas E. Williams. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the AMEX listing standards and satisfies the AMEX listing standards financial literacy requirements. The Board of Directors has determined that William A. Anderson is an Audit Committee Financial Expert as that term is defined under Item 407 of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, and a current copy of the charter is available on the Company’s website at www.fareastenergy.com under the “Investor Relations” caption.

Compensation Committee

The Compensation Committee’s responsibilities include:

•

establishing and reviewing the overall corporate policies, goals and objectives for the compensation of the Company’s chief executive officer and other executive officers, including a review of the relationship of executive compensation to corporate performance and relative stockholder return, compensation at comparable companies, past years compensation to executives, tax and accounting treatment and other relevant factors;

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evaluating the performance of the Company’s chief executive officer and other executive officers in light of the corporate goals and objectives and, based on that evaluation, determining the compensation of the chief executive officer and other executives officers, including individual elements of salary, bonus, supplemental retirement, incentive and equity compensation, and determine the appropriate allocation among individual elements in light of the corporate goals and the performance evaluation; and

•

making recommendations to the Company’s Board of Directors regarding the salaries, benefits and other compensation of the Company’s non-employee directors, committee chairpersons, and committee members.

John C. Mihm is the chairman of the Compensation Committee, and the other members are Donald A. Juckett and William A. Anderson. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the AMEX listing standards. The Board of Directors has adopted a written charter for the Compensation Committee, and a copy of the charter is available on the Company’s website at www.fareastenergy.com under the “Investor Relations” caption. For further discussion of the responsibilities of the Compensation Committee, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors by (1) identifying individuals qualified to serve on the Company’s Board of Directors and recommending to the Board of Directors the nominees for election by stockholders at each annual meeting, (2) recommending to the Board of Directors, director nominees for each committee of the Board of Directors, (3) developing, recommending to the Board of Directors, and assessing corporate governance policies for the Company, and (4) overseeing an annual review of the Board of Directors’ performance. The Nominating and Corporate Governance Committee’s responsibilities include:

•	assessing, developing and communicating with the Board of Directors concerning the appropriate criteria for nominating and appointing directors;

•	actively seeking individuals qualified to become members of the Board of Directors for recommendation to the Board of Directors;

•

if and when requested by the Board of Directors, identifying and recommending to the Board of Directors the appointees to be selected by the Board of Directors for service on the committees of the Board of Directors and for service as the Company’s technical advisors;

•	having sole authority to retain and terminate any search firm used to identify director candidates and having sole authority to approve the search firm’s fees and other retention terms;

•	developing, assessing and recommending corporate governance policies, including the Company’s Code of Business Conduct, to the Board of Directors;

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reviewing, on behalf of the Board of Directors, the charter of each committee of the Board of Directors and making recommendations to the relevant committees with respect to these charters and to the Board of Directors in connection with the Board of Directors’ action relating to these charters; and

•	overseeing an annual review of the performance of the Board of Directors.

John C. Mihm is the chairman of the Nominating and Corporate Governance Committee, and the other members are C.P. Chiang and Donald A. Juckett. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the AMEX listing standards. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, and a current copy of the charter is available on the Company’s website at www.fareastenergy.com under the “Investor Relations” caption.

Consideration of Director Nominees

Director Qualifications

The Nominating and Corporate Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account:

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Whether the director/potential director assists in achieving a mix of members of the Board of Directors that represents a diversity of background and experience (including with respect to age, gender, industry knowledge and experience, including experience in China, and financial expertise) that, at the then applicable stage in the life of the Company, will result in the Board of Directors having the necessary tools to perform its oversight function effectively.

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Personal individual characteristics, including strength of character, inquiring mind, mature judgment, independence of thought, ability to work collegially and effectively with others, high moral standards, loyalty to the Company and its business plan, concern for the Company’s success and welfare, personal integrity, and high performance standards.

•

The Nominating and Corporate Governance Committee also reviews other individual characteristics, including, ability to read and understand basic financial statements, business experience with high levels of responsibility, high accomplishments as a leader in his or her field or in the companies he or she has been associated with, superior credentials and recognition, commitment to enhancing stockholder value, experience at the strategy/policy setting level, experience dealing with complex problems or crisis response, the time available to contribute special competencies to Board activities, service on the boards of public and private companies, oil and gas industry experience or the time available to enhance knowledge of the oil and gas industry, and freedom from conflicts of interest.

Candidates who do not meet all of these requirements may still be considered, as the Nominating and Corporate Governance Committee will seek candidates who present the best combination of these characteristics.

Identifying and Evaluating Nominees for Directors

When identifying and evaluating incumbent directors whose terms are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. The Nominating and Corporate Governance Committee then evaluates that information in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the stockholders.

When identifying new director candidates, the Nominating and Corporate Governance Committee may use the Board of Directors’ network of contacts or a professional search firm to compile a list of candidates. To date, the Nominating and Corporate Governance Committee has not used a professional search firm to compile a list of candidates. The Nominating and Corporate Governance Committee next submits and requires the candidate to complete a questionnaire and determines whether the nominee is independent as such term is defined under the AMEX listing standards, which determination is based upon applicable securities laws, the rules and regulations of the Securities and Exchange Commission and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may also organize interviews and meetings to evaluate the candidate and collegiality of the relationship with the other directors. Finally, the Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications, chooses a candidate by majority vote and then proposes the candidate to the entire Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. If a stockholder has a suggestion for candidates for election to the Board of Directors at the 2008 Annual Meeting of Stockholders, the Company’s Amended and Restated Bylaws provide that the recommendation must be submitted in writing to the Secretary of the Company at 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060, no earlier than the close of business on June 2, 2008 nor later than the close of business on July 2, 2008. However, in the event that the 2008 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 70 days from September 30, 2008, the recommendation must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the latter of (1) the 90th day prior to such annual meeting, or (2) the 10th day following the day the notice of such annual meeting was first given. Submissions must include each of the following:

•	The name and record address of the stockholder who intends to make such nomination;

•	The class and number of shares which are beneficially owned by the stockholder;

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The name in which such shares are registered on the stock transfer books of the Company and if such stockholder is not the holder of record at the time of the submission, a representation that such stockholder has a valid proxy granted by the record holder at the time of such submission which is in full force and effect and which authorizes the stockholder to make and vote on such submission together with an attached complete copy of such proxy;

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A representation whether the stockholder or the beneficial owner, if any, intends to become or is currently part of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) which intends to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding Common Stock required to elect a nominee to the Board of Directors and/or (2) otherwise solicit proxies from stockholders in support of such nomination;

•	The name, age, business and residential address of each individual to be nominated;

•	The principal occupation or employment of each individual to be nominated;

•	The class and number of shares which are beneficially owned by each individual to be nominated;

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All other information relating to each individual to be nominated that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act;

•	The signed consent of any such nominee to serve as a director, if so elected;

•	A representation that the stockholder is entitled to vote at the meeting and intends to appear at the meeting in person or by proxy to nominate each individual; and

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A description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder.

The Company may require the stockholder making such nomination or the proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

Meetings

During the Company’s year ended December 31, 2006, there were thirteen meetings of the Board of Directors, five meetings of the Audit Committee, four meetings of the Compensation Committee, four meetings of the Nominating and Corporate Governance Committee and there were three meetings of the Special Committee of the Board of Directors appointed for purposes of the Company’s 2006 proxy contest. During 2006, each member of the Board of Directors, except Tim Whyte and Thomas E. Williams, attended at least 75% of the aggregate number of meetings of the Board of Directors and Board of Directors’ committees on which the director served. Tim Whyte, who no longer serves as a director, attended 54% of the meetings of the Board of Directors. Thomas E. Williams did attend at least 75% of the aggregate number of Board of Directors’ meetings, but was unable to attend two meetings of the Audit Committee. While the Company does not have a formal policy regarding director attendance at annual meetings of stockholders, the Company encourages each director to attend each annual meeting of stockholders. In practice, the Company intends to schedule regular Board of Directors meetings on the same day as the annual meeting of stockholders, which the Company believes will facilitate director attendance at the annual stockholders’ meeting. Last year, Thomas E. Williams, Michael R. McElwrath, Donald A. Juckett, Randall D. Keys and John C. Mihm, who were all incumbent directors that were re-elected, attended the annual meeting.

Communications with the Company

Stockholders may communicate directly with the Board of Directors, any committee of the Board of Directors, all independent directors, or any one director serving on the Board of Directors by sending written correspondence to the desired person or entity in care of the Company’s Secretary at 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060. Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Code of Business Conduct

The Board of Directors has adopted a Code of Business Conduct. The full text of the Code of Business Conduct is posted on the Company’s website at www.fareastenergy.com under the “Investor Relations” caption and is also available in print to any stockholder who requests a copy. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct on the Company’s website within four business days following the date of such amendment or waiver.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that Board of Directors may consist of up to nine directors. At the Meeting, six directors are to be elected, each to hold office for one year or until his successor is duly elected and qualified. Unless otherwise specified on the proxy card, the shares represented by the enclosed proxy will be voted for the election of the six nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Board of Directors. However, in no event will proxies will be voted for a greater number of persons than six, which is the number of nominees for the Board of Directors. The Nominating and Corporate Governance Committee and the Board of Directors have recommended each of the below nominees for directors.

NOMINEES FOR DIRECTOR

Thomas E. Williams, 56, has served as Chairman of the Board of Directors since June 2007 and was appointed as a director in February 2004. Mr. Williams also serves on the Board of Directors’ Audit Committee. From 2000 until his retirement in 2007, Mr. Williams served as Vice President, Research and Business Development of Noble Technology Services, a wholly-owned subsidiary of Noble Corporation, a provider of diversified drilling and other services to the oil and gas industry. Mr. Williams also served as President of Maurer Technology Inc., a leading drilling R&D and engineering technology company and a wholly-owned subsidiary of Noble Corporation. He held senior executive positions at the U.S. Departments of Energy and Interior during the Bush Administration from 1989 to 1993. From 1993 to 2000, he was Business Development Director at Westport Technology Center in Houston, an upstream oil and gas research company. He was a co-founder and served on the Board of Directors of Cementing Solutions, Inc., an oil and gas cementing services and technology company based in Houston, Texas. He has been in the oil and gas industry for over 25 years, having owned and operated an oil and gas exploration, production and consulting company prior to joining the Department of Energy. Mr. Williams has authored more than 100 energy publications, presentations and articles and serves on a number of oil and gas organizations, associations and boards including the Independent Petroleum Association of America, the Petroleum Technology Transfer Council’s Advisory Group, the Texas Independent Producers and Royalty Owners Association, the Society of Petroleum Engineers, American Association of Drilling Engineers, DeepStar Consortium Contributors Advisory Board and Consumer Energy Alliance. He also serves on the Board of Directors of the Research Partnership to Secure Energy for America consortium. He has a B.S. degree in business from Campbellsville College.

Michael R. McElwrath, 55, has served as the Company’s President and Chief Executive Officer since October 2003. He became a director in October 2003 and served as Chairman of the Board of Directors from October 2003 until January 2005. Mr. McElwrath also served as Secretary and Treasurer from October 2003 until March 2005. He was employed as Vice President of Hudson Highland (formerly known as TMP Worldwide) from 1999 until joining the Company in October 2003. He also served as Acting Assistant Secretary of Energy in the first Bush Administration, as Director of the National Institute for Petroleum and Energy Research, as Director of British Petroleum’s outsourced exploration and production lab for the Americas and as Deputy Assistant Secretary for policy for the U.S. Department of Interior in the last year of the Reagan Administration. Mr. McElwrath holds a J.D. from the University of Texas School of Law, as well as a B.A. from the Plan II Honors Program at the University of Texas. He is also a member of the Society of Petroleum Engineers, the Independent Petroleum Association of America, and the Texas Independent Producers and Royalty Owners Association.

William A. Anderson, age 68, was elected to the Company’s Board of Directors in October 2007. Mr. Anderson is the chairman of the Audit Committee and has been designated as the “audit committee financial expert.” He also serves on the Compensation Committee. Mr. Anderson has served as a consultant for Eastman Dillon Oil and Gas Association since 2006. From 1989 through 2005, he was a founder and partner of Weller, Anderson & Co. Ltd., a full-service stock brokerage firm. Prior to founding Weller in 1989, Mr. Anderson held several senior executive positions, including President of HARC Technologies, President of Rainbow Pipeline Company, President of Farmers Oil Company, Chief Financial Officer of ENSTAR Corporation, and General Partner and Senior Vice President of Blyth, Eastman, Dillon & Co. Mr. Anderson has extensive corporate board experience, having served as a director, committee chairman and/or committee member for a number of organizations, including Rancher Energy Corp., Tom Brown, Inc., NationsBank Houston, Northern Trust Bank of Texas, American Income Life Insurance Company, Wing Corporation and Seven J-Stock Farm, Inc. He holds an MBA from the Harvard Business School and a B.S. in Business Administration from the University of Arkansas.

C.P. Chiang, 64, has served on the Company’s Board of Directors since December 2006. He also serves on the Nominating and Corporate Governance Committee. From 2001 until his retirement in 2006, Mr. Chiang served as the China Project Manager/Country Manager—China of Burlington Resources where he was responsible for managing the operations and activities of Burlington Resources in China and worked closely and negotiated with various Chinese governmental organizations. Throughout his 36 year career in the oil and gas industry, Mr. Chiang has held various engineering and management positions with oil and gas companies including British Gas E&P, Inc., Tenneco Oil Production and Exploration and Exxon Oil Company, now known as Exxon Mobil Corporation. Mr. Chiang earned a B.S. degree in mining engineering from National Cheng Kung University and a M.S. degree in petroleum engineering from New Mexico Institute of Mining and Technology.

Donald A. Juckett, 63, has served as a director since May 2004. He also serves on the Nominating and Corporate Governance Committee and the Compensation Committee. Since November 2005, Dr. Juckett has held the position of Director of the Washington, D.C. office of the American Association of Petroleum Geologists. Prior to that Dr. Juckett was self-employed as an industry information consultant. He served at the U.S. Department of Energy from 1988 until his retirement in 2003. At his retirement, Dr. Juckett was Director of the Office of Natural Gas and Petroleum Import and Export Activities for Fossil Energy. During his tenure with the Department of Energy, he also served as a member of the Senior Executive Service in the Department of Energy and held positions as Director of the Office of Natural Gas and Petroleum Import and Export Activities, Director for Natural Gas and Petroleum Technology and Acting Deputy Assistant Secretary for Natural Gas and Petroleum Technology. Dr. Juckett managed a portfolio of international projects including bilateral agreements with China, Russia, Venezuela, Ukraine, Bangladesh and Mexico. Dr. Juckett also played an active role in the formation of the United States/China Oil and Gas Industry Forum in 1998. From 1974 to 1988, Dr. Juckett worked for Phillips Petroleum Company, now known as ConocoPhillips, Inc., in management positions including responsibility for the support of worldwide divisions with exploration technologies including geochemistry and satellite imagery. Dr. Juckett earned a B.S. degree in chemistry from the State University of New York-Oswego and a Ph.D. in chemistry from the State University of New York-Albany.

John C. Mihm, 65, has served as a director since May 2004. He served as Chairman of the Board of Directors from January 2005 through June 2007. Mr. Mihm currently serves as chairman of both the Compensation Committee and the Nominating and Corporate Governance Committee. He serves on the board of eProjectManagement and HNNG, and also as HNNG’s Vice-President of Engineering. Mr. Mihm is the owner and President of JCM Consulting, PLLC, which provides services in the engineering, construction, and project management field. From 1964 until his retirement in February 2003, Mr. Mihm worked for Phillips Petroleum Company, now known as ConocoPhillips, Inc., in various management positions, finally serving as Senior Vice President of Technology and Project Development. Mr. Mihm’s career includes over 20 years of work experience in China on offshore development and onshore coalbed methane exploration, working closely with China National Petroleum Corporation, China National Offshore Oil Corporation and SINOPEC on several joint ventures and employee development programs. He is a past board member of The Society of Petroleum Engineers and the ASME Foundation. Mr. Mihm is a registered professional engineer in Texas and Oklahoma. Mr. Mihm earned a B.S. degree in chemical engineering from Texas Tech University and serves on or has served on advisory boards at Texas Tech University, Oklahoma State University, University of Tulsa, University of Texas, Colorado School of Mines, Georgia Tech and University of Trondheim.

The Board of Directors unanimously recommends a vote FOR the nominees set forth above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the integrity of the Company’s financial statements on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under SAS 61 and other generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the auditor’s independence from management and the Company, and has received from the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

William A. Anderson, Chairman John C. Mihm Thomas E. Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

Audit Fees

The aggregate fees billed by Payne, Smith & Jones, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years were $153,682 and $179,224, respectively.

Audit-Related Fees

Payne, Smith & Jones, P.C. did not render any audit-related professional services for the years ended December 31, 2006 and 2005.

Tax Fees

The aggregate fees billed by Payne, Smith & Jones, P.C. for professional services rendered for tax compliance, tax advice, or tax planning for the years ended December 31, 2006 and 2005 were $5,553 and $7,000, respectively. The fees were for the preparation of corporate tax returns.

All Other Fees

Payne, Smith & Jones, P.C. did not bill any other fees for professional products or services rendered to the Company, other than those described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the years ended December 31, 2006 and 2005.

The Audit Committee pre-approved all of the audit and non-audit fees described above for the years ended December 31, 2006 and 2005.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, the Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to the Company’s chief financial officer or his designee and the Audit Committee and the request or application must include a detailed description of the services to be rendered. The chief financial officer or his designee and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.

Requests or applications for the independent registered public accounting firm to provide services that require case-by-case approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the chief financial officer or his designee. Each request or application must include:

•	a recommendation by the chief financial officer (or designee) as to whether the Audit Committee should approve the request or application; and

•

a joint statement of the chief financial officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s and the Public Company Accounting Oversight Board’s requirements for independence.

The Audit Committee will not permit the independent registered public accounting firm to provide services in connection with a transaction initially recommended by them, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee also will not permit the independent registered public accounting firm to provide any services to the extent that the Securities and Exchange Commission has prohibited the provision of those services by the independent registered public accounting firm, which generally include:

•	bookkeeping or other services related to accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions;

•	human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services; and

•	expert services unrelated to the audit.

The Audit Committee delegated authority to the chairman of the Audit Committee, to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by the Audit Committee’s Pre-Approval Policy;

•

increase any authorized fee limit for pre-approved services (but not by more than 20% of the initial amount that was pre-approved) before the Company or its subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The chairman is required to report any pre-approval or fee increase decisions to the Audit Committee at the next Audit Committee meeting. The Audit Committee does not delegate to management any of the Audit Committee’s authority or responsibilities concerning the independent registered public accounting firm’s services.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

John C. Mihm, Donald A. Juckett and William A. Anderson serve on the Compensation Committee. The Company’s independent directors are, and the Company expects that they will continue to be, the only members of the Compensation Committee. None of the Company’s directors or executive officers has a relationship with the Company or any other company that the Securities and Exchange Commission defines as a compensation committee interlock or insider participation that should be disclosed to stockholders.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis below with management, and based on reviews and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that it be included in this 2007 Proxy Statement.

John C. Mihm, Chairman of the Compensation Committee

William A. Anderson

Donald A. Juckett

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

It is the responsibility of the Compensation Committee of the Board of Directors to set compensation for executive officers and directors, to establish and administer an overall compensation program that promotes the long-term interests of the Company and its stockholders, and to evaluate performance of executive officers.

The Compensation Committee uses information supplied by various sources, including Company management and outside compensation consultants, to assist it in determining compensation for the Company’s executive officers. Management’s role is primarily to provide information relevant to performance measurement. The Company’s Chief Executive Officer also provides informal evaluations of the performance of the executives that report directly to him and may make recommendations as to base compensation and performance awards for these individuals. Due to the small size of the Company, the Compensation Committee is able to make or specifically approve virtually all decisions regarding executive compensation and, therefore, the delegation of the committee’s authority in this regard is very limited.

The Company has used the compensation consulting firm, Towers Perrin, since 2004. Towers Perrin was selected by the Compensation Committee and reports directly to it. They have performed no other work for the Company and have no other outside relationship to the Company’s directors or officers. For further information, see “Use of Compensation Consultant and Benchmarking.”

Compensation Philosophy and Objectives

In setting overall total compensation for executive officers, the Compensation Committee strives to achieve and balance the following objectives:

•	hiring and retaining executive officers with the background and skills to help achieve the Company’s objectives;

•	aligning the goals of executive officers with those of the stockholders and the Company;

•	motivating executive officers to achieve the Company’s important short, medium and long-term goals;

•	conserving cash by setting compensation levels consistent with market conditions; and

•	providing sufficient ongoing cash compensation for the Company’s employees to meet their personal financial obligations.

The philosophy used in setting compensation levels and structures is based on the following compensation principles:

•	compensation for the Company’s executive officers should be strongly linked to performance;

•

compensation should consist of an increasingly higher percentage of compensation that is at risk and subject to performance-based awards as an executive officer’s range of responsibility and ability to influence the Company’s results increases;

•	compensation should be fair and competitive in relation to the marketplace;

•	employment security should be used to equalize the Company’s employment opportunities with those of more mature companies, to the extent appropriate;

•	sense of ownership and long-term perspective should be reaffirmed through the Company’s compensation structure; and

•	outstanding achievement should be recognized.

Setting Executive Compensation

The Company uses a combination of compensation elements in its executive compensation program including:

•	salaries;

•	bonuses;

•	equity awards;

•	post-termination compensation; and

•	benefits.

Salaries and bonuses are the Company’s primary forms of cash compensation. The Company strives to set salaries competitively by utilizing benchmarks and it tries to provide a reasonable amount of cash compensation to employees to enable them to meet their personal financial obligations. The Company provides short-term incentives by awarding annual cash bonuses on a discretionary basis. The bonuses reward achievement of short-term goals and allow the Company to recognize individual and team achievements. The cash portion of the compensation structure consists of a higher percentage of salary as compared to bonus. Bonuses and equity awards are the Company’s two forms of performance-based compensation. The Company uses more equity awards than cash awards for performance based compensation. As a result of the lower target for cash bonuses, annual discretionary cash bonuses as a percentage of the Company’s cash compensation is relatively low.

The Company provides long-term incentives through equity awards, which have historically consisted primarily of stock options that vest over time. Equity awards are a non-cash form of compensation. The Company believes equity awards are an effective way to reward achievement of long-term goals, conserve cash resources and create a sense of ownership in the Company’s executives. Options become valuable only as long-term goals are achieved and the Company’s stock price rises. They provide executive officers with a personal stake in the performance of the Company’s equity even before vesting. A large percentage of the total compensation paid to the executive officers consists of equity awards because the Compensation Committee believes this is consistent with the Company’s philosophy of paying for performance and requiring more compensation to be at risk for employees at the highest level.

In 2008, the Company intends to implement guidelines under which performance at the executive level can be measured with simplicity and transparency and performance awards can be granted in relation to those performance measures. For a development stage company, appropriate, reliable performance measures can be difficult to identify. However, the Company will seek to identify measurements that are appropriate to a development stage company and which will relate to the achievement of Company goals. The Company will particularly focus on performance measures related to increasing drilling and production progress and managing cash resources appropriately. The Company plans to award performance-based compensation, in the form of cash bonuses, based on established goals. The Company plans to continue to use a measure of discretion in granting equity awards, and to continue to consider performance as well as incentive opportunities in making such grants. In the past, the Company has not set specific performance goals relative to performance awards, but rather the Compensation Committee has used its experience and judgment in granting both cash and equity awards.

Executive officers also enter into employment agreements that have defined termination benefits, which the Company believes, in part, compensate for the potentially lower annual salary at the Company as compared to more mature companies by providing security. The competitive compensation and the employment agreements foster an environment of relative security within which the Company believes that executives will be able to focus on achieving Company goals. For further discussion of the employment agreements with the Company’s executive officers, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Executive Officers.”

Use of Compensation Consultant and Benchmarking

Towers Perrin provides survey data to the Compensation Committee, which the committee uses to gauge the reasonableness and competitiveness of both total compensation and structure of the compensation package for the executive officers. In early 2006, Towers Perrin provided an analysis of compensation for top executives at oil and gas companies, primarily smaller companies with revenues below $175 million. The analysis included a combination of data from the William M. Mercer 2005 Energy Compensation Survey and the Towers Perrin 2005 Energy Incentive Compensation Survey. The Mercer survey included data from more than 100 small to mid-sized companies grouped by size. The Towers Perrin survey included a smaller number of companies that varied in size. All of the companies in the Mercer and Towers Perrin surveys were energy companies in the exploration and production sector. Towers Perrin used the Mercer survey data for smaller companies to benchmark salaries and its own survey to benchmark short-term and long-term incentives as a percentage of salary.

In 2007, Towers Perrin provided a similar analysis with more recent data using the William H. Mercer 2006 Energy Industry Compensation Survey and the Towers Perrin 2006 Oil & Gas Compensation Survey. Also, in 2007, Towers Perrin provided compensation data for a selected peer group of publicly traded companies, which the Compensation Committee also used as a reference point for reasonableness. Towers Perrin identified eleven companies in the peer group, selected for similarity of industry and size. The Compensation Committee used the analysis in reviewing salaries and equity awards for 2007 and bonuses for 2006 performance.

Total Compensation and Description and Allocation of Its Components

Total compensation. The Compensation Committee reviews total compensation for executive officers annually when they evaluate existing salaries and determine annual cash bonuses. The committee evaluates survey data provided by Towers Perrin to assist in determining the appropriate total compensation for each officer.

The committee blends the components of compensation to achieve a total compensation package that is weighted toward the equity component. Total compensation for each officer, with some variation, was targeted to be at or below the 75th percentile (but not below the 50th percentile). The cash components of compensation, which constitute a smaller percentage of total compensation, were targeted near the 50th percentile or less. Of the two cash components, salary was targeted at the 50th percentile and cash bonus opportunities were targeted below the 25th percentile. This is consistent with the Company’s objective of emphasizing equity awards and conserving cash. The level of cash compensation also reflects a key difference between the Company and other companies in the survey. The Company is in the development stage while the surveyed companies are generally revenue producing and therefore may be less concerned about conserving their cash resources. Equity awards for executive officers, which constitute a larger percentage of total compensation, have historically been targeted to be between the 50th and the 75th percentile. For further information, see “2006 Summary Compensation Table”, “2006 Grants of Plan-Based Awards Table” and “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

In making decisions regarding salary increases, bonus awards and equity awards, the Compensation Committee considers the achievements of the Company in the previous fiscal year, the obstacles overcome in the Company’s exploration efforts, the progress toward commercial gas production and revenues, and whether expenditures have been reasonably managed. In addition to the Company’s achievements, the Compensation Committee reviews the accomplishments of the individual executive officers.

In reviewing company and individual performance and granting cash and equity awards for 2006, the Compensation Committee considered these accomplishments, which primarily relate to drilling and development of the Shouyang Block in Shanxi Province of China:

•	acceleration of the Company’s drilling program, with the notable completion of three horizontal wells, as well as progress in exploring other acreage;

•	acceleration of the Company’s dewatering program;

•	success in gathering and processing significant amounts of data, including seismic data that the Company acquired, as well as data from the Company’s drilling and dewatering efforts; and

•	successful completion of stock issuances resulting in approximately $25 million of new capital.

Achievements are considered within the context of the relative difficulty of the circumstances the Company experiences as one of the first and smallest U.S. companies to explore for coalbed methane in China. The committee also considers the recommendation of the Chief Executive Officer regarding performance awards of the other executives.

Salaries. The Compensation Committee reviews salaries for the executive officers annually near the beginning of the year and adjustments to salaries, if any, have historically been made effective as of January 1 of that year. Initial base salaries are set forth in the executive’s employment agreement. The level of salary is determined by market factors when the executive officer is hired and are adjusted as necessary during the annual review of salary. The Compensation Committee evaluates adjustments to salary based, in part, on the survey data provided by Towers Perrin and the events and accomplishments of the year as described above. No executive has yet changed or increased his level of responsibility within the Company, but if that were to occur, the Compensation Committee would consider a commensurate change in salary.

Bonuses. The Compensation Committee awards cash bonuses each year, typically early in the first quarter, for performance during the previous fiscal year. The Company is required to pay a minimum bonus of $40,000 to our Chief Executive Officer pursuant to his employment agreement with the Company. Additionally, pursuant to Jeffrey R. Brown’s employment agreement, the Company was required to pay an international service bonus of $50,000 to Mr. Brown annually as long as he continued to work for the Company in China. Mr. Brown departed the Company in May 2007. Otherwise, the amount of each bonus has been discretionary, based on the events and accomplishments of the year. In determining discretionary bonuses, the committee targets cash bonuses to be towards the lower end of the range for oil and gas companies in the survey data provided by Towers Perrin. This is accomplished by setting bonus ranges as a percentage of salary and, to date, this percentage has not exceeded 36%. For additional information regarding the considerations in granting performance bonuses for 2006, see “Compensation Discussion and Analysis—Total Compensation and Description and Allocation of Its Components—Total Compensation” above.

Although the Compensation Committee has used discretion and subjective judgment to evaluate and reward performance in the past, including awards for 2006 cash performance bonuses, the committee intends to set measurable performance goals for 2008 and to base cash bonus awards on the achievement of those goals.

Equity awards. Equity awards are an important component in the Company’s compensation structure. Equity awards may be granted at a date other than the date salary and bonus decisions are made but are typically granted during the first quarter of the year. Until recently, the Company granted only awards of non-qualified stock options. In 2007, the Compensation Committee first began to use restricted stock grants in addition to the traditional use of option grants.

Choice of equity vehicles. In the past, the Company chose to use grants of options to purchase common stock for the equity awards granted to executive officers. Stock options provide the executives with superior alternatives for handling the tax liabilities related to gains from the award. The executive may choose the date of exercise and control when he or she recognizes any gain and thereby also controls when he or she incurs tax liability. Other forms of equity, such as restricted stock that vests over time, do not provide this control over timing. The vesting of restricted stock is a taxable event and executives have no ability to control the vesting of the shares awarded to them. In providing better tax planning to the Company’s executives, the option awards do not sacrifice the Company’s objectives of aligning executive goals with those of stockholders, achievement of long-term goals and executive retention.

In 2007, the Compensation Committee introduced restricted stock into the forms of equity used for awards to the Company’s Chief Executive Officer and Chief Financial Officer. In deciding to use restricted stock, the committee considered that the use of this form of equity would reduce dilution to existing stockholders, provide equity participation in the Company to these executives and reduce the overall number of shares granted. The Company believes that decreasing the dilutive effect related to equity awards will assist in preserving the economic value of the stockholders. The Company believes that shares of time-vesting restricted stock will encourage achievement of long-term goals and retention of key executives in a similar manner as option awards. The Company may continue to grant options and/or restricted stock in the future to the Company’s executive officers, including the Chief Executive Officer and the Chief Financial Officer.

Determining the size of the equity award. The Company uses equity awards as both as a reward for past performance and an incentive for future performance. The Compensation Committee has historically approved discretionary equity award grants to executive officers during the first quarter of the year.

Each executive officer received a grant of options upon joining the Company, providing them with an initial equity stake and a long-term incentive. The size of these initial grants is determined primarily by market factors, with such grants offered as an incentive to accept the Company’s offer of employment. Although it has typically granted additional awards annually, the Compensation Committee is not bound to make continuing equity awards to executive officers, and in fact, does not in every case. Factors considered by the committee in determining whether an executive receives an award of options or restricted stock and the size of that award include the following:

•	the performance indicators and the events and accomplishments used to determine total compensation, as described above;

•

the cumulative number of shares and terms (including option exercise price) of previous equity awards, which may, in the view of the Compensation Committee, be sufficient to achieve the goals of the equity award program for a given individual, without supplement in a particular year;

•	the estimated fair value of the award (using the Black-Scholes option pricing model for options) and its impact on the executive’s total compensation;

•	the estimated impact of the expense of the award on reported income in the year of the award and subsequent years;

•	the stockholder dilution, including overhang of existing options and warrants for the Company’s common stock;

•	the shares remaining available for grants under the 2005 Stock Incentive Plan; and

•	the review of equity award data for comparable companies as provided by Towers Perrin.

2005 Stock Incentive Plan awards. Since its approval by the Company’s stockholders in 2005, the Company has granted all options to executive officers under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”). However, the Company may also grant equity awards outside the 2005 Plan. The option grants to executive officers under the 2005 Plan have historically had a vesting period of three to four years from date of grant and a term of up to ten years. Prior to adoption of the 2005 Plan, grants of options to executives included varying terms, some differing from the above.

All options are expensed over time in accordance with generally accepted accounting principles. For information on the option expense recognized in 2006 for each executive officer, see “Summary Compensation Table—Option Awards.” For further information on the 2005 Plan, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—2005 Stock Incentive Plan” and Proposal No.—Approval of Amendments to 2005 Stock Incentive Plan—Summary of 2005 Plan.”

Procedures for granting equity awards. The Company has generally granted option awards to executive officers annually during the first quarter of each fiscal year. Options are dated and assigned exercise prices as of the nearest trading date to the meeting of the Compensation Committee in which such awards were approved. Exercise prices have been set at the fair market value on the date of grant or higher. The fair market value, on a given date, means the average of the closing bid and asked prices of the common shares as reported that day on the OTC Bulletin Board. The Company intends to continue this practice. The Company attempts to avoid issuing options near the time of any expected significant movement in the stock price by taking care, within reason, not to schedule these meetings in proximity to upcoming or recent announcements of significance, such as earnings releases or other public announcements relating to current or future profitability. Scheduling of meetings of the Compensation Committee is also impacted by availability of personnel and cannot be perfectly aligned with regard to public announcements. Under the 2005 Plan, the Chief Executive Officer, as long as he is a member of the Board of Directors, has the authority to grant equity awards of up to an aggregate of 200,000 shares of common stock in each calendar year to employees that are not subject to the rules promulgated under Section 16 of the Exchange Act. The exercise price for such grants made by the Chief Executive Officer are to be based on the date the stock option agreement is signed, which is as soon as possible after the decision to make the award is settled. In practice, other than equity awards made at hiring, awards have usually been approved by the Compensation Committee.

Awards have also been granted to new executive officers and incumbent directors on or near the date of hire or election. The Company’s current practice is to grant, date and price options to new executives on the date of hire, which is not the date of their acceptance of the Company’s offer of employment, but rather, the first day they report for work at the Company. Grants to newly elected directors are generally awarded at the first meeting of the Compensation Committee after their election.

Post Termination Compensation. The Company had employment agreements with each employee who served as an executive officer during 2006. All but one of the Company’s executive employment contracts provides some form of termination benefits. As a development stage company whose future may be uncertain, the Company believes it is necessary to provide contractual assurance of continued employment to executives, and that without such assurances, the Company’s recruitment efforts would not be as successful.

During 2006, the Company had employment agreements with each of the executive officers that provide for termination benefits in connection with the termination of the executive’s employment, including in certain cases upon a change in control. For further discussion of the terms of each employment agreement, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Executive Officers.” These clauses assist in attracting and retaining executive officers and are designed to provide stable leadership for the Company during any potential or actual change of control. With the assurance of these benefits, the Company believes the executives will be better able to objectively evaluate offers to purchase the Company or other forms of potential change of control. The clauses also encourage continuation of the leadership and experience of key executives after a change in control, at least through a period of transition.

Benefits. The Company provides health insurance to executive officers, which is the same as that provided to other U.S. employees. The cost to the Company varies with the coverage options chosen by the executive and coverage options available to executives are identical to those for all other U.S.-based employees. The Company also provides matching contributions for those U.S. employees who contribute to a Simple Individual Retirement Account (“Simple IRA”), matching up to 3% of annual salary, subject to certain caps provided by tax regulation. These benefits were approved by the Compensation Committee when adopted. The Company also provides additional pay to U.S. executive officers working in China to compensate those executives for living outside the U.S. Jeffrey R. Brown was the only executive officer with this arrangement during the fiscal year ended December 31, 2006. The additional pay for Mr. Brown was determined based on what the Company believed was market compensation when he was hired in 2005. Mr. Brown’s foreign service pay was not subsequently adjusted.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to any executive officer unless such compensation is paid pursuant to a qualified performance-based compensation plan. All compensation awarded to the Company’s executive officers in 2006 is expected to be tax deductible. The Compensation Committee considers such deductibility and the potential cost to the company when granting awards and salary changes.

The Company accounts for equity awards under the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (FAS No. 123(R)). The Company charges the estimated fair value of option and restricted stock awards to income over the time of service provided by the employee to earn the award, typically the vesting period. The fair value of options is computed using the Black-Scholes option pricing model. The compensation expense to the Company under FAS No. 123(R) is one of the factors the Compensation Committee considers in determining equity awards to be granted, and also may influence the vesting period chosen.

Chief Executive Officer Compensation

For 2006, the compensation of the Company’s Chief Executive Officer, Michael R. McElwrath, compares to the benchmarks provided by Towers Perrin as follows:

Component	Percentile
Salary	50th
Annual cash bonus	Below 25th
Equity award	Between the 50th and 75th
Total	50th

Mr. McElwrath’s comparison to benchmarks is similar to that of the Company’s other executive officers, except that total compensation for the other officers typically falls between the 50th and 75th percentile.

Of Mr. McElwrath’s 2006 total compensation, 39% was attributable to the cash elements of salary and annual cash bonus and 61% to non-cash equity elements. For other executive officers, the cash elements ranged from 40% to 48% of total compensation, with the exception of one officer working outside the U.S., whose cash elements comprised 75% of total compensation. The actual allocation between cash and non-cash compensation for each executive officer was within the range targeted by the Compensation Committee for 2006, which was approximately 35% to 50%.

COMPENSATION TABLES AND ADDITIONAL INFORMATION

The following table sets forth a summary of compensation paid to the Chief Executive Officer, Chief Financial Officer and the three other most highly paid persons serving as executive officers (the “Named Executive Officers”) for the year ended December 31, 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compen- sation ($)		Total ($)
Michael R. McElwrath	2006	300,000	100,000	637,110	10,001	(3)	1,047,111
President and Chief Executive
Officer

Bruce N. Huff(5)	2006	185,000	46,250	258,653	6,600	(3)	496,503
Chief Financial Officer,
Secretary and Treasurer

Jeffrey R. Brown(6)	2006	150,000	50,000	64,800	227,758	(4)	492,558
President, Far East Energy (Bermuda), Ltd.

Garry R. Ward	2006	155,820	23,373	193,468	—		372,661
Senior Vice President,
Engineering

Zhendong “Alex” Yang	2006	149,000	22,350	260,800	5,070	(3)	437,220
Senior Vice President,
Exploration

(1)	Bonuses represent amounts awarded for 2006 performance, which were paid during the first quarter of 2007, with the exception of Mr. McElwrath, who received $40,000 of his $100,000 performance award during 2006, and Mr. Brown, who received $50,000 during 2006 as an international service bonus. The portion of Mr. McElwrath’s bonus paid during 2006 is required under the terms of his employment agreement. Pursuant to Mr. Brown’s employment agreement, his international service bonus is paid annually so long as he works for us in China to compensate him for his foreign service.
(2)	Option awards are quantified in the table according to the amount included in 2006 share-based compensation expense for the option awards granted to each named executive officer through the end of fiscal year 2006. See Footnote 10 to the Consolidated Financial Statements which is included in our 2006 Annual Report on Form 10-K for assumptions used in valuing these awards and the methodology for recognizing the related expense. The expense has been modified in accordance with SEC rules to eliminate forfeiture assumptions in computing the expense for the year. There were no actual forfeitures during 2006 by any of the named executive officers. All options are for the purchase of our common stock.
(3)	Represents the cost of company matching funds to the named executive officer’s Simple IRA.
(4)	Mr. Brown’s other compensation included $90,219 for housing in China, $84,321 for tax gross-up payments on his international service bonus and on his housing provision, $43,511 for the expenses of a car and driver, $9,407 for company-paid personal travel and $300 for tax preparation services. Mr. Brown works at our offices in Beijing, China. The cost of the car and driver include vehicle leasing and maintenance expense, payroll, tolls, and fuel. No allocation of the costs related to the use of the car and driver has been made between personal use and business travel within China.
(5)	Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007. Effective October 1, 2007, Randall D. Keys was appointed as Chief Financial Officer.
(6)	Mr. Brown resigned from the Company on May 16, 2007.

Grants of Plan-Based Awards

The following table provides information on equity awards granted under the Company’s 2005 Plan during 2006.

2006 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($ / Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)
Michael R. McElwrath	02/02/06	500,000	2.00	605,000
Bruce N. Huff(2)	02/02/06	300,000	2.00	363,000
Garry R. Ward	02/02/06	50,000	2.00	60,500

(1)	All options were granted under the 2005 Stock Incentive Plan. The exercise price of all the options was in excess of the closing price of our common stock on the date of grant as reported on the OTC Bulletin Board.
(2)	Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007. Effective October 1, 2007, Randall D. Keys was appointed as Chief Financial Officer.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Executive Officers

The Company has employment agreements with each of its named executive officers, which are summarized below.

Agreement with Michael R. McElwrath. On December 23, 2004, the Company entered into an amended and restated employment agreement with Michael R. McElwrath. The employment agreement provides that Mr. McElwrath will receive (i) an annual base salary of not less than $236,250 and (ii) performance bonuses of not less than $20,000 payable on or before the 13th of April and October of each year. The performance criteria for bonuses will be established by the Compensation Committee. Mr. McElwrath’s annual base salary for 2006 was $300,000.

Unless extended, the employment agreement for Mr. McElwrath terminates on October 13, 2008. The employment agreement provides that if Mr. McElwrath is terminated by the Company for Cause (as defined in the employment agreement), the Company shall pay his base salary and all amounts actually earned, accrued or owing as of the date of termination and he shall be entitled for a period of three months after termination to exercise all options granted to him under his employment agreement or otherwise to the extent vested and exercisable on the date of termination. Subsequent to the three-month exercise period, remaining unexercised options will be forfeited.

If Mr. McElwrath’s employment is terminated by the Company (other than as a result of death, Disability (as defined in his employment agreement) or Cause), or if he terminates his employment for Good Reason (as defined in his employment agreement), he shall be entitled to the following:

•	a lump sum payment of two times the sum of his base salary and bonus paid during the immediately preceding twelve-month period;

•

continued participation in all employee benefit plans, programs or arrangements available to the Company’s executive officers in which the executive was participating on the date of termination for a specified period of time following termination;

•

for a period of three years following the termination date, the exercise of all options and restricted stock awards granted to him to the extent vested and exercisable at the date of termination of executive’s employment (after the three year period is completed, remaining unexercised options will be forfeited); and

•	certain gross-up payments for excise taxes.

Notwithstanding the foregoing, if Mr. McElwrath’s termination of employment by the Company (other than for death, Cause or Disability) or by him for Good Reason occurs within 24 months following a Change of Control (as defined in the employment agreement), then he shall be entitled to a lump sum payment of three times the sum of his base salary and bonus during the immediately preceding twelve-month period and all options and restricted stock granted to him will immediately vest and become exercisable as of the date of termination. After a period of three years following the termination date, all remaining unexercised options will be forfeited. The employment agreement also entitles Mr. Elwrath to certain gross up payments for excise taxes in the event of a Change of Control.

If Mr. McElwrath’s employment is terminated as a result of death or Disability, the Company shall pay his base salary and all amounts actually earned, accrued or owing as of the date of termination and he or his estate shall be entitled to exercise all options granted to him regardless of whether or not the option or restricted stock is vested on the date of termination. Mr. McElwrath or his estate may exercise any of the options or restricted stock that vest on the date of termination for a period of three years, after which time the awards are forfeited.

Mr. McElwrath’s employment agreement contains no covenants-not-to-compete or similar restrictions after termination.

Agreement with Bruce N. Huff. On December 23, 2004, the Company entered into an amended and restated employment agreement with Bruce N. Huff. The employment agreement provided that Mr. Huff receive (i) an annual base salary of not less than $168,000 and (ii) performance bonuses of between 15% to 25% of his base salary. The performance criteria for bonuses were established by the Compensation Committee. Mr. Huff’s annual base salary for 2006 was $185,000. Effective May 1, 2007, Mr. Huff’s base salary was increased to $260,000 and the Compensation Committee awarded Mr. Huff a discretionary bonus of $50,000. Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007. He received no compensation in connection with his resignation. Mr. Huff’s employment agreement contained no covenants-not-to-compete or similar restrictions after termination.

Agreement with Jeffrey R. Brown. On October 29, 2005, the Company entered into an employment agreement with Jeffrey R. Brown whereby Mr. Brown served as President of Far East Energy (Bermuda), Ltd. (“FEEB”). Under the terms of the agreement, Mr. Brown was entitled to receive an annual base salary of $150,000, an annual bonus of $50,000 during his service with the Company in the People’s Republic of China, a discretionary performance bonus to be determined by the Compensation Committee of the Board of Directors, a housing allowance of up to $96,000 per year, tax gross-up payments on his international service bonus and on his housing provision, the provision of a car and driver, and a moving allowance and reimbursement for certain travel between China and the U.S. Generally, Mr. Brown was also entitled to receive a tax equalization payment to the extent the amount Mr. Brown actually paid for income taxes exceeded the U.S. income tax and social security tax he would have paid as a citizen of the U.S. On May 15, 2007, Mr. Brown resigned from the Company. Mr. Brown’s employment agreement contained no covenants-not-to-compete or similar restrictions after termination.

In connection with his resignation, Mr. Brown entered into a release agreement with FEEB and the Company on May 17, 2007. Under the release agreement, Mr. Brown agreed to perform certain transition services for a period of six months from the effective the date of his resignation in exchange for a transition fee of $12,000. After the six month transition period, Mr. Brown agreed to provide the transition services on a daily basis at a rate of $500 per day. In addition, in consideration of Mr. Brown’s release of all claims, FEEB and the Company agreed to pay Mr. Brown the following severance benefits: a severance payment of $80,000, less applicable withholdings; certain benefits for a period of time; and certain relocation costs up to $6,000.

Agreement with Garry R. Ward. On February 1, 2004, the Company entered into an employment agreement with Garry R. Ward whereby Mr. Ward will serve as the Senior Vice President of Engineering for a term of five years unless sooner terminated. Mr. Ward will receive an annual base salary of at least $140,000. Mr. Ward’s annual base salary for 2006 was $155,820. Subject to management’s discretion, Mr. Ward will also be eligible to receive annual bonuses in an amount equal to 20% to 25% of his annual base salary at the time of payment. If Mr. Ward is terminated by the Company for any reason other than Cause or is terminated after a Change in Control (as such terms are defined in the employment agreement), the Company will pay him a single lump-sum severance payment of $50,000. If Mr. Ward’s employment is terminated without Cause, he will retain all of his rights in, and ownership of, all stock options vested as of the date of termination or that would vest within 30 days following the date of termination. Additionally, in the event that Mr. Ward’s employment with the Company and its subsidiaries is terminated upon or within 24 months of a Change of Control (as defined in the 2005 Plan), all options granted to Mr. Ward shall be immediately and fully vested and exercisable as of the date of termination.

Mr. Ward’s agreement includes a covenant-not-to-compete and a confidentiality provision, each of which apply for one year after termination.

Agreement with Zhendong “Alex” Yang. On November 1, 2003, the Company entered into an employment agreement with Zhendong “Alex” Yang. The term of the employment agreement is five years unless sooner terminated. Dr. Yang will receive an annual base salary of at least $126,000. Dr. Yang’s annual base salary for 2006 was $149,000. In the event that Dr. Yang’s employment with the Company and its subsidiaries is terminated upon or within 24 months of a Change of Control (as defined in the 2005 Plan), all options granted to Dr. Yang shall be immediately and fully vested and exercisable as of the date of termination.

Dr. Yang’s agreement includes a covenant not to compete and a confidentiality provision, each of which apply for one year after termination.

2005 Stock Incentive Plan

On May 27, 2005, the Company’s stockholders approved the 2005 Plan. Unless sooner terminated by the Board of Directors or the Compensation Committee, the 2005 Plan will terminate on May 27, 2015. The 2005 Plan permits the Compensation Committee to grant stock options, including incentive stock options (“ISOs”) and non-qualified stock options, stock appreciation rights (“SARs”); restricted stock, restricted stock units, and other stock-based awards.

The purpose of the 2005 Plan is to (1) aid the Company and its subsidiaries and affiliates in attracting, securing and retaining employees of outstanding ability, (2) attract members to the Board of Directors, (3) attract consultants to provide services to the Company and its subsidiaries and affiliates, as needed, and (4) motivate such persons to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of stock options and other stock-based awards.

The 2005 Plan is administered by the Compensation Committee. The 2005 Plan provides that if the Chief Executive Officer of the Company is a member of the Board of Directors, the Board of Directors may authorize him or her to grant awards of up to an aggregate of 200,000 shares of common stock in each calendar year to participants who are not subject to the rules promulgated under Section 16 of the Exchange Act.

The maximum number of shares of common stock with respect to which awards may be granted is presently 3,500,000 shares (subject to adjustment in accordance with the provisions of the 2005 Plan). Currently, the total number of shares of common stock that will be available for grants of ISOs is 2,600,000 shares and the total number of shares of common stock that will be available for grants of unrestricted shares of common stock, restricted stock, restricted stock units or any other stock-based awards is 900,000 shares. The maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 1,500,000 shares. The 2005 Plan also provides that the maximum amount of a performance-based award to any Covered Employee (as defined in the 2005 Plan) for any fiscal year of the Company will be $1,000,000. Shares which are subject to awards which terminate, expire, are cancelled, exchanged, forfeited, lapse or are settled for cash may be utilized again with respect to awards granted under the

2005 Plan. At the Meeting, the Company is seeking stockholder approval of amendments to increase the number of authorized shares issuable under the 2005 Plan by 4,000,000 shares to increase the number of shares that may be granted pursuant to restricted stock, restricted stock units or any other share-based awards by 1,500,000 shares and to add a restriction on the repricing of stock options.

With respect to any options that are awarded, the exercise price pursuant to which common stock may be purchased will be determined by the Compensation Committee, but will not be less than the fair market value (as defined in the 2005 Plan) of the common stock on the date the option is granted. Under the 2005 Plan, fair market value, on a given day, is defined as the mean of the closing bid and asked prices of the common shares as reported that day on the OTC Bulletin Board. No option shall be exercisable more than 10 years after the date of grant. The 2005 Plan also grants the Compensation Committee discretion to accelerate vesting or extend the time available for exercise of options after termination of an executive so long as termination is not for cause (as determined by the Compensation Committee).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of unexercised options segregated by those that were exercisable and those that were unexercisable at December 31, 2006.

2006 Outstanding Equity Awards

		OPTION AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Michael R. McElwrath	01/29/02	100,000	—	(1)	0.65	01/29/09
	10/13/03	960,000	240,000	(1)	0.65	10/13/13
	12/23/04	120,000	80,000	(1)	2.00	12/23/09
	02/02/06	100,000	400,000	(1)	2.00	02/02/16

Bruce N. Huff(4)	05/01/04	300,000	200,000	(1)	2.00	05/01/09
	12/23/04	240,000	160,000	(1)	2.00	12/23/09
	02/02/06	60,000	240,000	(1)	2.00	02/02/16

Garry R. Ward	02/01/04	300,000	100,000	(2)	2.00	02/01/14
	12/23/04	120,000	80,000	(1)	2.00	12/23/09
	02/02/06	10,000	40,000	(1)	2.00	02/02/16

Zhendong “Alex” Yang	08/08/03	640,000	160,000	(3)	0.65	01/29/09

Jeffrey R. Brown(5)	10/31/05	240,000	360,000	(1)	2.00	10/31/15

(1)	Vests 20% on grant date, and 20% on each grant date anniversary thereafter. The final 20% vests four years after grant date.
(2)	Mr. Ward’s grant dated February 1, 2004 vested 25% on grant date and 25% on each grant date anniversary thereafter.
(3)	Mr. Yang’s grant dated August 8, 2003 vested 20% on grant date, 20% on January 29, 2004, and an additional 20% on January 29 of each year thereafter. The final 20% vested on January 29, 2007.
(4)	Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007. Certain of his equity awards have been forfeited and certain others may be forfeited 90 days after his termination of employment with the Company if not exercised. Effective October 1, 2007, Randall D. Keys was appointed as Chief Financial Officer.
(5)	Mr. Brown resigned from the Company on May 16, 2007.

Potential Payments Upon Termination or Change in Control

For a description of the potential payments to the Company’s executive officers upon termination or a change in control, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Agreements with Executive Officers” above. For further discussion of the determination of termination benefits, see “Compensation Discussion and Analysis—Total Compensation and Description and Allocation of Its Components—Post-Termination Compensation.”

Quantification of termination benefits. The following table quantifies the termination benefits due to each of the executive officers, in the event of terminations for various reasons, including any termination occurring within 24 months following a change of control. The amounts were computed as if each executive officer’s employment terminated on December 31, 2006.

2006 Potential Termination Benefits for Named Executive Officers

Executive Officer / Element of Compensation	Termination due to Death or Disability	Termination for Other than Cause, Death, or Disability; or by Executive for Good Reason	Termination for Other than Cause, Death, or Disability, within 24 Months Following a Change of Control
Michael R. McElwrath
Salary and bonus	—	$720,000	$1,080,000
Equity awards(1)	$62,400	—	62,400
Benefits(2)	—	52,549	52,549
Tax Gross-up(3)	—	—	371,009

Total Mr. McElwrath	62,400	772,549	1,565,958

Bruce N. Huff(5)
Salary and bonus	—	440,000	660,000
Equity awards(1)	—	—	—
Benefits(2)	—	30,352	33,263
Tax Gross-up(3)	—	—	228,633

Total Mr. Huff	—	470,352	921,896

Jeffrey R. Brown(6)
Salary and bonus	—	75,000	75,000

Total Mr. Brown	—	75,000	75,000

Garry R. Ward
Salary and bonus	50,000	50,000	50,000

Total Mr. Ward	50,000	50,000	50,000

Zhendong “Alex” Yang
Salary and bonus(4)	—	20,058	20,058

Total Dr. Yang	—	20,058	20,058

(1)

Equity awards are quantified at the intrinsic value on December 31, 2006 of all options that were not fully vested and exercisable, but would become exercisable, under the terms of the employment agreement, due to the form of termination specified in the column heading. Intrinsic value is determined by calculating the difference between the closing market price of our stock on December 31, 2006 ($0.91 per share) and the exercise price of the option, and multiplying that difference by the number of options exercisable at that given exercise price. The intrinsic values of all the options are then totaled.

(2)	Benefits quantified include the incremental cost to the Company of continuing health care benefits (based on January 2007 premium rates) and, assuming that each executive will continue participation in the Simple IRA Plan, the cost of the Company’s matching contributions.
(3)	Tax gross-up refers to reimbursement for any excise tax the named executive officer is required to pay under Section 4999 of the Internal Revenue Code of 1986, as amended, for excess parachute payments. This amount reflects the estimated gross-up payments that would be due to Mr. McElwrath and Mr. Huff as if they had been terminated on December 31, 2006.
(4)	Dr. Yang’s severance is determined by Company policy, which provides for one week’s salary for each year or partial year of service, plus a base of two weeks. Dr. Yang joined the Company in 2002.
(5)	Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007. He received no compensation in connection with his resignation. Effective October 1, 2007, Randall D. Keys was appointed as Chief Financial Officer.
(6)	The termination benefits disclosed are those available to Mr. Brown as of December 31, 2006, under the terms of his employment agreement. Mr. Brown subsequently resigned from the Company on May 16, 2007. In connection with his resignation, Mr. Brown entered into a release agreement with FEEB and the Company on May 17, 2007. Under the release agreement, Mr. Brown agreed to perform certain transition services for a period of six months from the effective date of his resignation in exchange for a transition fee of $12,000. After the six month period, Mr. Brown agreed to provide the transition services on a daily basis at a rate of $500 per day. In addition, in consideration of Mr. Brown’s release of all claims, FEEB and the Company agreed to pay Mr. Brown the following severance benefits: a severance payment of $80,000, less all applicable withholdings; certain benefits for a period of time; and relocation costs up to $6,000.

Directors’ Compensation

The following table summarizes compensation paid to non-employee directors for 2006. Mr. McElwrath is the only employee director and he does not receive any additional compensation for his service on the Board of Directors.

2006 Director Compensation

Name	Option Awards ($)(1)(2)	Total ($)
John C. Mihm(3)	73,360	73,360
Donald A. Juckett(3)	67,032	67,032
Randall D. Keys(3),(4)	56,840	56,840
Thomas E. Williams(3)	129,000	129,000

(1)	Option awards are quantified in the table according to the amount included in 2006 share-based compensation expense for the option awards granted to each named director through the end of fiscal year 2006. See Footnote 10 to the Consolidated Financial Statements which is included in our 2006 Annual Report on Form 10-K for assumptions used in valuing these awards and the methodology for recognizing the related expense. The expense has been modified in accordance with SEC rules to eliminate forfeiture assumptions in computing the expense for the year. There were no actual forfeitures during 2006 by any of the named directors. All options are for the purchase of the Company’s common stock.
(2)	As of December 31, 2006, each named director had been granted options to purchase 400,000 shares of our common stock. Not all of these were vested.
(3)	In addition to options, Mr. Mihm owned 2,500 shares of the Company’s common stock, Mr. Juckett owned 19,100 shares of our common stock, Mr. Keys owned 80,550 shares of the Company’s common stock and Mr. Williams owned 20,000 shares of the Company’s common stock.

(4)	Effective October 1, 2007, Mr. Keys resigned as a director of the Company and, effective as of the same date, he was appointed as Chief Financial Officer of the Company. Effective October 1, 2007, Mr. Anderson was appointed as a director.

During 2006, the Company did not pay cash compensation to non-employee directors for their service on the Board of Directors. In January 2007, the Board of Directors approved a standard compensation arrangement for directors, effective January 1, 2007, as follows:

Annual cash retainer	$15,000	annually
Board meetings in person	1,500	for each meeting
Board meetings by telephone	500	for each meeting
Committee meetings in person	1,000	for each meeting
Committee meetings by telephone	500	for each meeting
Committee Chairman retainer	5,500	annually
Audit Committee Chairman retainer	12,000	annually
Board Chairman retainer	12,000	annually

The Company also reimburses directors for the reasonable expenses they incur to attend board of director, board committee and/or investor relations meetings. In addition, in 2007, the Board of Directors approved an annual grant of options to purchase 40,000 shares of common stock to each non-employee director, which will have an exercise price equal to fair market value (as defined below) on date of grant, a term of ten years and will vest 100% on the first anniversary of the date of grant. The fair market value, on a given date, is the mean of the closing bid and asked prices of the common shares as reported that day on the OTC Bulletin Board. These grants are expected to be made during the first quarter each fiscal year. The 2007 grant to each of the five non-employee directors was made on January 25, 2007. The options have an exercise price of $0.765, which was the fair market value of the Company’s stock on the date of grant.

From time to time, non-employee directors have received grants of options to purchase the Company’s common stock in consideration for their service on the Board of Directors. In 2004, Thomas E. Williams, Donald A. Juckett, Randall D. Keys and John C. Mihm each received an option grant to purchase 400,000 shares of the Company’s common stock, which were granted upon their election as directors. The options vest over three years and have a five-year term and an exercise price of $2.00 per share. On January 25, 2007, in addition to his annual grant of options to purchase 40,000 shares, as described above, C. P. Chiang received an option grant of 160,000 shares, with a ten year term and an exercise price of $0.765, which was the fair market value of the Company’s stock on that date. The options will vest over three years, with 25% vested immediately and an additional 25% vesting on the first, second and third anniversary of the date of grant. C. P. Chiang was elected to the Board of Directors in December 2006. If upon or within 24 months of a Change of Control (as defined in the 2005 Plan) a director’s service in their capacity as a director of the Company is terminated, then all options granted to the director will immediately and fully vest and be exercisable as of the date their service is terminated.

The Compensation Committee Report, the Audit Committee Report, the Audit Committee Charter, and references to the independence of directors are not deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by the Company under the Exchange Act or the Securities Act of 1933, as amended (except to the extent the Company specifically incorporates any such information into a document that is filed).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review of Related Person Transactions

In accordance with the audit committee charter, the Audit Committee reviews related person transactions. It is the Company’s policy that it will not enter into transactions that are considered related person transactions that are required to be disclosed under Item 404 of Regulation S-K unless the audit committee or another independent body of the Board of Directors first reviews and approves the transactions.

Agreement with Certain Stockholders

On December 21, 2004, the Company entered into a Stock Subscription Agreement (the “Subscription Agreement”) with certain investors located outside the United States (the “Purchasers”) and Tim Whyte as representative (the “Representative”). Under the Subscription Agreement, the Purchasers subscribed for 6,406,250 units of the Company (the “Units”). The gross proceeds the Company received from the sale of the Units at the closing were $10,250,000. Each Unit is comprised of two shares of the Company’s common stock and one warrant to purchase one share of common stock (“Warrant”). In connection with the Subscription Agreement, the Company also granted the Purchasers registration rights in connection with the shares of common stock underlying the Units and the Warrants, which terminated in December 2006.

Pursuant to the Subscription Agreement, the Company, the Purchasers and the Representative agreed, among other things, to the following:

•

Until June 21, 2006, if the Company determined to pursue an offering of debt or equity securities (“Offered Securities”) in a capital raising transaction (a “Proposed Offering”), the Company was required to notify the Representative of the Proposed Offering and the Representative shall have the exclusive right, for a period of 45 days from receipt of notice of the Proposed Offering, to consummate the purchase of all or a part of the Offered Securities by one or more of the Purchasers or syndicate of investors arranged by the Representative. The Company’s Board of Directors was required to review and consider in good faith the proposal by the Representative and make a determination as to whether to approve such proposal, which determination was required to consider whether the terms of, and all fees that may be incurred by the Company in connection with, the issuance and sale of the securities were customary for a transaction of this nature. If the Representative failed to submit, failed to close or the Company’s Board of Directors failed to approve the proposal by the Representative on or before the expiration of the 45 day period, then the Company could offer and sell the securities to one or more third parties upon similar terms specified in the Company’s notice of the Proposed Offering without any obligation to submit another notice to the Representative. The Company’s obligations were subject to certain exceptions and limitations relating to specified private placements and other matters described in the Subscription Agreement.

•

Until June 21, 2006, the Company granted each Purchaser the right to purchase a pro rata share of securities sold by the Company in a capital raising transaction. This right did not arise in connection with (a) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, consolidation, conversion, purchase of substantially all the assets or other reorganization, (b) securities issued upon conversion of convertible notes or securities, upon exercise of warrants, options or other rights to acquire securities or as dividends, stock splits or distributions or (c) securities issued pursuant to specified private placements.

•

The Company agreed to consult with the Representative and consider in good faith, any proposal from any person with whom the Representative had a relationship and who is qualified and experienced in the construction of oil and gas drilling rigs in The People’s Republic of China, relating to any joint venture, partnership, or other arrangement or undertaking providing for the manufacture, production or construction of drilling rigs for the drilling of coalbed methane gas with respect to the Company’s holdings and rights in The People’s Republic of China. These obligations were subject to (a) the receipt by the Company and each other person party to such agreement, arrangement or undertaking receiving all permits, concessions and licenses required or necessary to participate in the construction of such rigs, (b) the approval of such agreement, arrangement or undertaking and the contractor by all partners and venturers of the Company in the exploration and production of coalbed methane gas with respect to China, including, without limitation, ConocoPhillips and China United Coalbed Methane Company and (c) the approval of such agreement, arrangement or undertaking by the Company’s Board of Directors. The Company and its subsidiaries also agreed not to enter into any venture relating to the manufacture, production or construction of any drilling rigs for the use of third parties for the drilling of coalbed methane gas in China. The Purchasers and its subsidiaries agreed not to enter into a commercial joint venture relating to the construction of any drilling rigs for the use of third parties for the drilling of coalbed methane gas in China. The Company was not, however, prohibited or restricted from negotiating, discussing or entering into a lease, rental or service arrangement or similar undertaking with any third party relating to provision and operation of any rig for the drilling of coalbed methane gas with respect to China. These rights under the Subscription Agreement expired in December 2006.

•

The Company agreed to nominate the Representative or such other person designated by the Representative (the “Purchaser Designee”) to the Company’s Board of Directors for election by the stockholders of the Company at each meeting of the Company’s stockholders called for the purpose of electing directors of the Company. Tim Whyte was appointed as a director in January 2005 and served until December 2006. Mr. Whyte also serves as an investment manager of Sofaer Capital, Inc., one of the Purchasers. In October 2006, the Purchasers informed the Company that they no longer had the right to nominate a Purchaser Designee pursuant to the Subscription Agreement.

SECURITY OWNERSHIP

The following table sets forth, as of October 1, 2007, certain information with respect to the beneficial ownership of the Company’s Common Stock by (a) each stockholder beneficially owning more than 5% of the Company’s outstanding Common Stock; (b) each director and director nominee of the Company who is a stockholder of the Company; (c) each of the Named Executive Officers who is a stockholder of the Company; and (d) all executive officers and Directors of the Company as a group. The total shares outstanding on October 1, 2007 were 136,278,002.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Outstanding Common Stock
International Finance Corporation	15,505,360	(1)	13.9%
Citco Trustees (Cayman) Limited on behalf of the Sofaer Capital Asian Hedge Fund(2)	9,364,979	(2)	8.6%
Citco Trustees (Cayman) Limited on behalf of the Sofaer Capital Global Hedge Fund(2)	9,364,979	(2)	8.6%
Citco Trustees (Cayman) Limited on behalf of the Sofaer Capital Natural Resources Hedge Fund(2)	9,364,979	(2)	8.6%
Sofaer Capital Inc.(2)	9,364,979	(2)	8.6%
Persistency(3)	8,585,729	(3)	8.0%
Heartland Advisors, Inc.(4)	7,500,000	(4)	5.5%
Directors:
Thomas E. Williams	420,000	(5)	*
William A. Anderson(6)	62,500	(6)	*
C. P. Chiang	40,000	(7)	*
Donald A. Juckett	419,100	(8)	*
John C. Mihm	402,500	(9)	*
Director and Executive Officer:
Michael R. McElwrath	2,070,100	(10)	2.7%
Other Executive Officers:
Randall D. Keys(11)	580,550	(12)	*
Garry R. Ward	540,000	(13)	*
Zhendong “Alex” Yang	800,000	(14)	*
All Directors and Executive Officers as a Group (10 persons)	5,334,750	(15)	7.1%

*	Less than 1%.
(1)	The amount of beneficial ownership of the shares are based on a Schedule 13G filed with the SEC August 27, 2007. The address for International Finance Corporation is 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433. Shares listed in the table include 4,019,908 shares which are issuable upon the exercise of warrants within 60 days of October 1, 2007.
(2)	The amount of beneficial ownership of the shares are based on two Schedule 13Ds filed with the SEC January 11, 2007. The address for Citco Trustees (Cayman) Limited on behalf of the Sofaer Capital Asian Hedge Fund, Citco Trustees (Cayman) Limited on behalf of the Sofaer Capital Global Hedge Fund and Citco Trustees (Cayman) Limited on behalf of the Sofaer Capital Natural Resources Hedge Fund is c/o Caledonian Bank & Trust Limited, as Trustee, Caledonian House, 69 Dr. Roy’s Drive, P.O. Box 1043, George Town, Grand Cayman. The address of Sofaer Capital, Inc. is Craigmuir Chambers, Road Town, Tortola, British Virgin Islands. Based on the Schedule 13Ds, Sofaer Capital Natural Resources Hedge Fund, Sofaer Capital Asian Hedge Fund, Sofaer Capital Global Hedge Fund and Sofaer Capital Inc. (the “Sofaer Parties”) each disclaim beneficial ownership of the shares held by each other party. The Sofaer Parties have shared dispositive and voting power over the shares. Shares listed in the table include 2,539,350 shares which are issuable upon the exercise of warrants.

(3)	The amount of beneficial ownership of the shares are based on a Schedule 13D filed with the SEC January 17, 2007. The address of Persistency is 1270 Avenue of the Americas, Suite 2100, New York, New York 10020. Based on the Schedule 13D, Persistency, Persistency Capital, LLC and Mr. Andrew Morris have shared dispositive and voting power over the shares. Each of the parties disclaim any beneficial ownership of the shares. To the Company’s knowledge, the amount of shares listed in the table includes 2,500,000 shares which are issuable upon the exercise of warrants.
(4)	The amount of beneficial ownership of the shares are based on a Schedule 13G filed with the SEC February 12, 2007. The address for Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202. Based on the Schedule 13G, Heartland Advisors, Inc. and Mr. William J. Nasgovitz share investment and voting power over the shares. Mr. Nasgovitz and Heartland Advisors, Inc. disclaim any beneficial ownership of the shares.
(5)	Includes 400,000 shares which Thomas E. Williams may purchase pursuant to options which are exercisable within 60 days of October 1, 2007.
(6)	William A. Anderson was appointed to the Board of Directors effective October 1, 2007. Includes 52,500 shares which William A. Anderson may purchase pursuant to options which are exercisable may be exercisable within 60 days of October 1, 2007. Mr. Anderson disclaims beneficial ownership of 10,000 of these securities held by Anderson Securities Corp. except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for any purpose.
(7)	Includes 40,000 shares which C.P. Chiang may purchase pursuant to options which are exercisable within 60 days of October 1, 2007.
(8)	Includes 400,000 shares which Donald A. Juckett may purchase pursuant to options which are exercisable within 60 days of October 1, 2007.
(9)	Includes 400,000 shares which John C. Mihm may purchase pursuant to options which are exercisable within 60 days of October 1, 2007.
(10)	Includes 1,620,000 shares which Michael R. McElwrath may purchase pursuant to options which are exercisable within 60 days of October 1, 2007. Also includes 450,000 shares of restricted stock which vest in three equal annual installments beginning on March 21, 2008.
(11)	Randall D. Keys was appointed as Chief Financial Officer effective October 1, 2007. Includes 400,000 shares which Randall D. Keys may purchase pursuant to options which are exercisable within 60 days of October 1, 2007. Also includes 100,000 shares of restricted stock which vest on April 1, 2008.
(12)	Includes 540,000 shares which Garry R. Ward may purchase pursuant to options which are exercisable within 60 days of October 1, 2007.
(13)	Includes 800,000 shares which Zhendong “Alex” Yang may purchase pursuant to options which are exercisable within 60 days of October 1, 2007.
(14)	Includes 4,652,500 shares which may be purchased pursuant to options which are exercisable within 60 days of October 1, 2007 by the directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers, directors and persons who own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the Company’s review of the copies of such forms received by the Company, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders for the year ended December 31, 2006, were complied with, except for the timely filing of one Form 3 for C. P. Chiang. This form was filed by Mr. Chiang, following its due date, on January 11, 2007.

PROPOSAL NO. 2—APPROVAL OF AMENDMENTS TO 2005 STOCK INCENTIVE PLAN

The Board of Directors and the Compensation Committee have determined that it is in the best interest of the Company and its stockholders to amend the 2005 Stock Incentive Plan (the “2005 Plan”) to add 4,000,000 shares of Common Stock to the 2005 Plan, to increase the number of shares of Common Stock that may be granted as restricted stock, restricted stock units or any other stock-based awards from 900,000 to 2,400,000 shares and to provide that no Repricing (as defined below) of awards under the 2005 Plan can be effected without stockholder approval (the “Amendments”). There are currently 3,500,000 shares of Common Stock subject to the 2005 Plan, of which 2,964,000 shares of Common Stock were issued or are currently subject to options under the 2005 Plan. There were 900,000 shares reserved for restricted stock, restricted stock units or other stock-based awards under the 2005 Plan, of which 350,000 shares remain available for restricted stock, restricted stock units or other stock-based awards as of October 18, 2007. The Board of Directors and the Compensation Committee have approved the Amendments, to be effective as of the date of approval thereof by the Company’s stockholders.

On March 15, 2005, the Board of Directors, following recommendation by the Compensation Committee, adopted the 2005 Plan, subject to stockholder approval. The stockholders approved the 2005 Plan in May 2005. The principal features of the Amendments and the 2005 Plan are described below, but such description is qualified in its entirety by reference to the complete text of the 2005 Plan. For further description of the 2005 Plan and awards made under the 2005 Plan, see also “Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—2005 Stock Incentive Plan.”

Amendments. The proposed Amendments will increase the number of authorized shares issuable under the 2005 Plan from 3,500,000 shares to 7,500,000 shares, increase the number of shares that may be granted pursuant to restricted stock, restricted stock units or any other stock-based awards from 900,000 shares to 2,400,000 shares. Additionally, pursuant to discussions with Institutional Shareholders Services regarding the 2005 Plan, the Company also proposes that the Amendments provide that no Repricing (as defined below) under the 2005 Plan can be effected without stockholder approval.

As of October 18, 2007, there were 536,000 shares available for the grant of awards under the 2005 Plan, of which 350,000 shares remain available for grants of restricted stock, restricted stock units or any other stock-based awards.

The Board of Directors and the Compensation Committee believe that is an insufficient number of shares remaining for awards under the 2005 Plan to accomplish the compensation objectives of the Company. Without additional shares available for awards under the 2005 Plan, the Company will have to consider alternative means of providing a competitive compensation package to persons eligible under the 2005 Plan. The Company believes equity awards are an effective way to reward achievement of long-term goals, conserve cash resources and create a sense of ownership in the Company’s executives. A large percentage of the total compensation paid to the executive officers consists of equity awards, which the Compensation Committee believes is consistent with the Company’s philosophy of paying for performance and requiring more compensation to be at risk for employees at the highest level. The increase in the number of shares covered by the 2005 Plan and the number of shares that may be granted as restricted stock, restricted stock units or any other stock-based awards will enable the Company to further promote their compensation objectives.

The Amendments will not become effective unless stockholder approval is obtained at the Meeting. The Amendments will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition of the proposal. If the stockholders approve the proposal, the Amendments will be effective as of the date of its adoption by the stockholders.

After giving effect to the Amendments, the first two sentences of Section 3 of the 2005 Plan would read as follows:

The maximum number of Shares with respect to which Awards may be granted under the Plan shall be 7,500,000 (subject to adjustment in accordance with the provisions of Section 10 hereof), whether pursuant to ISOs or otherwise. Of that number, not more than 2,600,000 Shares (subject to adjustment in accordance with the provisions of Section 10 hereof) will be available for grants under the Plan of ISOs pursuant to Section 7(d) hereof, and not more than 2,400,000 Shares (subject to adjustment in accordance with the provisions of Section 10 hereof) will be available for grants under the Plan of unrestricted Shares, Restricted Stock, Restricted Stock Units or any Other Stock-Based Awards pursuant to Section 9 hereof.

After giving effect to the Amendments, the following provision will be added as Section 4(f) of the 2005 Plan:

(f) Notwithstanding the foregoing, a Repricing (as defined below) is prohibited without prior stockholder approval. Subject to compliance with the provisions of the immediately preceding sentence regarding a Repricing, the Committee may, at any time or from time to time: (a) authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards or (b) buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree. The exercise of the authority provided in this Section 4(f) is circumscribed to the extent necessary to avoid the inadvertent application of the interest and additional tax provisions of Section 409A of the Code. For purposes of this Plan, “Repricing” means any of the following or any other action that has the same purpose and effect: (a) lowering the exercise price of an outstanding Option granted under this Plan after it is granted or (b) canceling an outstanding Award granted under this Plan at a time when its exercise or purchase price exceeds the then Fair Market Value of the stock underlying such outstanding Award, in exchange for another Award or a cash payment, unless the cancellation and exchange occurs in connection with a merger, consolidation, sale of substantially all the Company’s assets, acquisition, spin-off or other similar corporate transaction.

Summary of the 2005 Plan

General. The 2005 Plan permits the granting of any or all of the following types of awards:

•	stock options, including incentive stock options (“ISOs”) and non-qualified stock options;

•	stock appreciation rights (“SARs”);

•	restricted stock;

•	restricted stock units; and

•	other stock-based awards.

The 2005 Plan currently provides that the maximum number of shares of Common Stock with respect to which awards may be granted is 3,500,000 shares (subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below), whether pursuant to ISOs or otherwise. Presently, the 2005 Plan also provides that the total number of shares of Common Stock that will be available for grants of ISOs is 2,600,000 shares and that the total number of shares of Common Stock that will be available for grants of unrestricted shares of Common Stock, restricted stock, restricted stock units or any other stock-based awards is 900,000 shares.

Presently, the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 1,500,000 shares. Shares which are subject to awards which terminate, expire, are cancelled, exchanged, forfeited, lapse or are settled for cash may be utilized again with respect to awards granted under the 2005 Plan.

Eligibility. Employees of the Company, its subsidiaries and affiliates, members of the Board of Directors, and consultants to the Company and its subsidiaries, are eligible to participate in the 2005 Plan. As of October 18, 2007, the Company, its subsidiaries and affiliates, have five directors who are not employees, approximately 34 employees and approximately 12 consultants.

Administration. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to select employees, board members or consultants to whom awards are to be granted, to determine the number of options or other types of awards to be granted to such employees, board members or consultants and to establish the terms and conditions of such awards. The Compensation Committee has the authority to interpret the 2005 Plan, to establish, amend and rescind any rules and regulations relating to the 2005 Plan, and to otherwise make any determination that it deems necessary or desirable for the administration of the 2005 Plan. Members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and, if required, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). The 2005 Plan provides that if the Chief Executive Officer of the Company is a member of the Board of Directors, the Board of Directors may authorize him or her to grant awards of up to an aggregate of 200,000 shares of Common Stock in each calendar year to participants who are not subject to the rules promulgated under Section 16 of the Exchange Act or Covered Employees (as defined in the 2005 Plan), provided that the Chief Executive Officer must notify the Compensation Committee of any such grants.

Adjustments Upon Certain Events. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of stock or other corporate exchange, or any distribution to stockholders of shares of Common Stock other than regular cash dividends, the Compensation Committee shall make such substitution or adjustment, if any, as it deems equitable to prevent substantial dilution or enlargement of the rights granted to participants. In the event of a Change of Control (as defined in the 2005 Plan), if the Compensation Committee makes no provision for the assumption of outstanding awards by the successor corporation, then the award agreement shall provide whether (1) none, all or a portion of each award shall vest, (2) any option shall terminate as of a date fixed by the Compensation Committee which is at least 30 days after the notice thereof to the participant and shall give each participant the right to exercise his or her option as to all or any part of the shares, including shares as to which the option would not otherwise be exercisable, or (3) cause any award outstanding as of the effective date of any such event to be cancelled in consideration of a cash payment or grant of an alternative option or award (whether by the Company or any entity that is a party to the transaction), or a combination thereof, to the holder of the cancelled award, provided that such payment and/or grant are substantially equivalent in value to the fair market value of the cancelled award as determined by the Compensation Committee. Notwithstanding the foregoing, for any award under the 2005 Plan that consists of deferred compensation subject to Section 409A of the Tax Code, the definition of Change of Control will be the definition set forth in Section 409A of the Tax Code and any subsequent guidance thereunder.

Stock Options. The 2005 Plan provides that the option price pursuant to which Common Stock may be purchased will be determined by the Compensation Committee, but will not be less than the fair market value of the Common Stock on the date the option is granted. As of October 18, 2007, the closing price of the Common Stock was $1.39 per share. The Compensation Committee will determine the term of each option, but no option shall be exercisable more than 10 years after the date of grant. Payment of the purchase price shall be (1) in cash, (2) in shares of Common Stock held for at least six months, (3) partly in cash and partly in such shares, (4) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased, or (5) through such other means as shall be prescribed in the award agreement. If a participant’s service terminates by reason of death or Disability (as defined in the 2005 Plan), to the extent the participant was entitled to exercise the option on the date of death or Disability, the option may be exercised within 180 days after the date of death or Disability (or such other period of time not exceeding one year as is determined by the Compensation Committee at the time of grant). If a participant’s service with the Company terminates for any reason (other than death or Disability), each option then held by the participant may be exercised within 90 days after the date of such termination, but only to the extent such option was exercisable at the time of termination of service. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.

Stock Appreciation Rights. The Compensation Committee has the authority under the 2005 Plan to grant SARs independent of stock options. Each SAR granted independently of an option entitles a participant to exercise the SAR in whole or in part and, upon such exercise, to receive from the Company an amount equal to (1) the excess of (i) the fair market value on the exercise date of one share of Common Stock over (ii) the exercise price per share, times (2) the number of shares covered by the portion of the SAR so exercised.

Other Stock-Based Awards. The Compensation Committee also has the authority under the 2005 Plan to grant awards of unrestricted shares of Common Stock, restricted stock, restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based upon, the fair market value of the Common Stock. The terms and conditions of these other stock-based awards shall be determined by the Compensation Committee. Such other stock-based awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Tax Code (“Performance-Based Awards”). Performance-Based Awards are rights to receive amounts denominated in cash or shares of Common Stock, based on the Company’s or a participant’s performance between the date of grant and a pre-established future date. Performance criteria, the length of the performance period and time of payment of the Performance-Based Award are established in writing by the Compensation Committee: (1) at a time when the outcome for that performance period is substantially uncertain and (2) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance measures to be used for purposes of awards to employees whose compensation is subject to Section 162(m) of the Tax Code must be chosen by the Compensation Committee from among the following:

•	earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

•	net income;

•	operating income;

•	earnings per share;

•	book value per share;

•	return on stockholders’ equity;

•	expense management;

•	return on investment before or after the cost of capital;

•	improvements in capital structure;

•	profitability of an identifiable business unit or product;

•	maintenance or improvement of profit margins;

•	stock price;

•	market share;

•	revenues or sales;

•	costs;

•	cash flow;

•	working capital;

•	changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and

•	return on assets.

The foregoing criteria may relate to the Company, one or more of its affiliates, subsidiaries or one or more of its divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee determines. To the degree consistent with Section 162(m) of the Tax Code, the performance goals may be calculated without regard to extraordinary items or accounting changes. The 2005 Plan provides that the maximum amount of a performance-based award to any Covered Employee (as defined in the 2005 Plan) for any fiscal year of the Company will be $1,000,000.

Restricted Stock and Restricted Stock Units. The 2005 Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the 2005 Plan. Each grant of restricted stock and restricted stock units must be evidenced by an award agreement in a form approved by the Compensation Committee. The vesting of a restricted stock award or restricted stock unit granted under the 2005 Plan may be conditioned upon the completion of a specified period of employment with the Company or a subsidiary, upon attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. If a participant’s service is terminated for any reason, the participant shall only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company. Except as provided in the applicable award agreement, no shares of restricted stock may be assigned, transferred or otherwise encumbered or disposed of by the participant until such shares have vested in accordance with the terms of such award agreement. If and to the extent that the applicable award agreement so provides, a participant will have the right to vote and receive dividends on the shares of restricted stock granted to him or her under the 2005 Plan. Unless otherwise provided in the applicable award agreement, any shares received as a dividend on such restricted stock or in connection with a stock split of the shares of restricted stock will be subject to the same restrictions as the restricted stock. Restricted stock units may not be assigned, transferred or otherwise encumbered or disposed of by the participant until such restricted stock units have vested in accordance with the terms of the applicable award agreement. Upon the vesting of the restricted stock unit, certificates for shares will be delivered to the participant or his or her legal representative on the last business day of the calendar quarter in which such vesting event occurs or as soon thereafter as practicable (but not later than March 15 of the calendar year following the year in which vesting occurs), in a number equal to the shares covered by the restricted stock unit.

Amendments to the 2005 Plan. The 2005 Plan may be amended by the Board of Directors or the Compensation Committee, except that no amendment may be made which, without the approval of the stockholders of the Company, would (except as in accordance with the provisions under the caption “Adjustments Upon Certain Events” above) increase the total number of shares reserved or change the maximum number of shares for which awards may be granted to any participant, or that otherwise would require stockholder approval under rules of any stock exchange or market or quotation system on which the shares are traded, or other applicable law. Subject to the foregoing, with respect to participants who reside or work outside of the United States, the Compensation Committee may amend the terms of the 2005 Plan or awards granted thereunder in order to conform such terms with the requirements of local law. In addition, the Compensation Committee may amend the 2005 Plan in such a manner, as it deems necessary or appropriate, to comply with the requirements of Section 409A of the Tax Code and any guidance issued thereunder.

Transferability. Awards under the 2005 Plan are not transferable otherwise than by will or by the laws of descent or distribution, except that the Compensation Committee may authorize stock options (other than ISOs)

to be granted on terms which permit irrevocable transfer for no consideration by the participant to (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, parent-in-law, child-in-law or sibling-in-law, including adoptive relationships, of the participant, (ii) any trust in which these persons have more than 50% of the beneficial interest, (iii) any foundation in which these persons or the participant control the management of assets and (iv) any other entity in which these persons or the participant own more than 50% of the voting interests. In addition, the Compensation Committee may waive the non-transferability provisions of the 2005 Plan (except with respect to ISOs) to the extent that such provisions are not required under any law, rule or regulation applicable to the Company.

Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences relevant to participants in the 2005 Plan who are subject to federal income tax and the Company. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the 2005 Plan and does not address state, local or foreign tax consequences.

A participant who is granted a non-qualified stock option will not recognize income at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the market value of the stock on the date of exercise over the option price will be treated as ordinary income to the participant, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant. The participant will be entitled to a cost basis for the stock for income tax purposes equal to the amount paid for the stock plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of such stock, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such stock.

A participant who is granted an ISO satisfying the requirements of the Tax Code will not recognize income at the time the option is granted or exercised. The excess of the fair market value over the option exercise price is, however, included in determining the participant’s alternative minimum tax as of the date of exercise. If the participant does not dispose of shares received upon exercise of the option for one year after exercise and two years after grant of the option (the “Holding Period”), upon the disposition of such shares the participant will recognize long-term capital gain or loss based on the difference between the option exercise price and the fair market value of shares on the date of disposition. In such event, the Company is not entitled to a deduction for income tax purposes in connection with the exercise of the option. If the participant disposes of the shares received upon exercise of the ISO without satisfying the Holding Period requirement, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the option over the exercise price or (ii) the amount realized upon the disposition of such shares over the exercise price. Any further appreciation is taxed as short-term or long-term capital gain, depending on the participant’s holding period. In such event, the Company would be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant.

Upon exercise of a SAR, a participant will recognize taxable income in the amount of the aggregate cash received. A participant who is granted unrestricted shares will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the participant. A participant will not recognize any income at the time an award of restricted stock or restricted stock units is granted, nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of restricted stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after receiving an award of restricted stock to recognize ordinary income in the year of receipt, instead of the year of vesting, equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. Similarly, upon the vesting of restricted stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received. With respect to grants of awards of both restricted stock and restricted stock units, the Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.

The Compensation Committee will require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the grant, vesting or the exercise of an award. In compliance with the American Jobs Creation Act of 2004, after January 1, 2005, the maximum federal withholding rate will be used for supplemental wage payments in excess of $1,000,000 during any taxable year.

Section 162(m) of the Tax Code. Section 162(m) of the Tax Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any executive officer who is named by the corporation on the last day of the taxable year, but exempts from this limitation “performance-based” compensation the material terms of which are disclosed and approved by stockholders. The Company has structured and intends to implement the 2005 Plan so that generally compensation to these executive officers resulting therefrom would be qualified performance-based compensation under Section 162(m) of the Tax Code and would not, therefore be subject to any deduction limitation under Section 162(m) of the Tax Code. However, the Company may, from time to time, award compensation to executive officers that is not deductible under Section 162(m) of the Tax Code.

Section 280G of the Tax Code. Under certain circumstances, the accelerated vesting or exercise of awards in connection with a Change of Control (as defined in the 2005 Plan) of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Tax Code. To the extent it is so considered, the grantee may be subject to a 20% exercise tax, and the Company may be denied a tax deduction.

Section 409A of the Tax Code. The Company generally intends that, to the extent applicable, awards granted under the 2005 Plan shall comply with the provisions of Section 409A of the Tax Code. Options are granted so as not to be subject to Section 409A of the Tax Code. Other awards have been designed to automatically comply with Section 409A of the Tax Code. However, grantees of Performance-Based Awards may be permitted to elect to defer the payment of certain Performance-Based Awards. This deferral election is also intended to comply with Section 409A of the Tax Code. However, under certain circumstances the accelerated exercise or payment of awards subject to Section 409A of the Tax Code may subject the grantee to an increased tax rate and interest.

Tax Summary. The foregoing discussion is intended only as a summary of certain federal income tax consequences and does not purport to be a complete discussion of all the tax consequences of participation in the 2005 Plan. Accordingly, holders of awards granted under the 2005 Plan should consult their own tax advisers for specific advice with respect to all federal, state or local tax effects before exercising any options or SARs, and before disposing of any shares of stock acquired pursuant to an award. Moreover, the Company does not represent that the foregoing tax consequences apply to any particular award holder’s specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax status (e.g., as an ISO) of any award.

The 2005 Plan is not subject to any provision of ERISA, nor is it a qualified employee benefit plan under Section 401(a) of the Tax Code.

Other. The amounts that will be received by participants in the future under the 2005 Plan are not yet determinable, as awards are at the discretion of the Compensation Committee.

The Board of Directors unanimously recommends a vote FOR the approval of the Amendments to the 2005 Stock Incentive Plan.

Form 10-K and Financial Statements Available

A copy of the Company’s 2006 Annual Report on Form 10-K is enclosed. Stockholders may request another copy of the Form 10-K without charge upon written request to the Secretary, 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C. 20549 and are available on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, current and prospective investors can access the Form 10-K free of charge by linking directly from the Company’s website under the “Investor Relations—SEC Filings” caption to the Edgar Database of the Securities and Exchange Commission. The Company’s website can be found at www.fareastenergy.com. The Company will also furnish any exhibit to the Form 10-K if specifically requested.

Attendance at the Meeting by Payne, Smith & Jones, P.C.

Payne, Smith & Jones, P.C. served as the Company’s independent registered public accounting firm for the year ended December 31, 2006. Representatives of Payne, Smith & Jones, P.C. are expected to be present at the Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

OTHER BUSINESS

The Board of Directors does not expect there will be presented at the Meeting any business other than the election of the Directors and the approval of the amendments to the Company’s 2005 Stock Incentive Plan, as described above. If other matters properly come before the Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

Please date, sign and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated as it will save the expense of further mailings.

By order of the Board of Directors,

Houston, Texas	ANDREW LAI
October 26, 2007	Secretary

PROXY	PROXY

FAR EAST ENERGY CORPORATION

Annual Meeting of Stockholders—December 7, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby (1) acknowledges receipt of the notice, dated October 26, 2007, of the Annual Meeting of Stockholders of Far East Energy Corporation (herein called the “Company”) to be held on Friday, December 7, 2007, at 10:00 a.m., local time, at the offices of Baker & McKenzie LLP, 711 Louisiana, Suite 3400, Houston, Texas 77002, and the Proxy Statement, also dated October 26, 2007, in connection therewith, and (2) constitutes and appoints Michael R. McElwrath and Randall D. Keys, and each of them (if only one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to, all of the shares of common stock, par value $0.001 per share, of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at said meeting and at any adjournment thereof. The Board of Directors of the Company recommends a vote FOR election of its six nominees for directors and FOR Proposal 2 set forth on the reverse side.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2. Discretion will be used with respect to such other matters as may properly come before the meeting or at any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

FAR EAST ENERGY CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.    ☐

1. Election of Directors:	For All	Withhold All	For All Except	2. Proposal to approve the amendments to the 2005 Stock Incentive Plan.	For	Against	Abstain
Nominees:

(1) Thomas E. Williams	☐	☐	☐
(2) Michael R. McElwrath	☐	☐	☐
(3) William A. Anderson	☐	☐	☐
(4) C.P. Chiang	☐	☐	☐
(5) Donald A. Juckett	☐	☐	☐
(6) John C. Mihm	☐	☐	☐

Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee(s) name(s) on the line below.				3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

☐				MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW AT LEFT

Date:

Signature of Stockholder(s)

When shares are held by joint tenants, both should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer who should indicate his title. If a partnership, please sign in partnership name by authorized person. Please date, sign and mail this proxy card in the enclosed envelope. No postage is required if mailed in the United States.

á    FOLD AND DETACH HERE    á

EVERY VOTE IS IMPORTANT.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.